Exhibit 4.2

ZOOSK, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

December 21, 2011

ZOOSK, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of December 21, 2011, by and among Zoosk, Inc., a Delaware corporation (the “Company”), and the holders of Series A Preferred Stock of the Company, the holders of Series B Preferred Stock of the Company, the holders of Series C Preferred Stock of the Company, the holders of Series D Preferred Stock of the Company, the purchasers of Series E Preferred Stock of the Company, and certain holders of warrants to purchase Preferred Stock of the Company, as collectively listed on Exhibit A to this Agreement (individually, an “Investor” and collectively, the “Investors”).

WITNESSETH:

WHEREAS, the Company and certain of the Investors have entered into that certain Series E Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), which provides for, among other things, the purchase by certain of the Investors of shares of the Company’s Series E Preferred Stock (the “Series E Preferred Stock”);

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series A Preferred Stock (the “Series A Stock”), Series B Preferred Stock (the “Series B Stock”), Series C Preferred Stock (the “Series C Stock”), and Series D Preferred Stock (the “Series D Stock,” and together with the Series A Stock, the Series B Stock, the Series C Stock, and the Series E Preferred Stock, the “Preferred Stock”);

WHEREAS, the Prior Investors are parties to an Amended and Restated Investors’ Rights Agreement dated as of November 25, 2009 by and among the Company, the Prior Investors, and certain other parties (the “Prior Agreement”);

WHEREAS, the Prior Investors are holders of at least a majority of the Registrable Securities (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement and to accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement;

WHEREAS, to induce certain of the Investors to enter into the Purchase Agreement and purchase shares of Series E Preferred Stock thereunder, the Company and the Prior Investors desire to enter into this Agreement with such Investors.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1.           Registration Rights. The Company and the Investors covenant and agree as follows:

1.1       Definitions. For purposes of this Agreement:

(a)       The term “Affiliated Fund” means, with respect to a Holder that is a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by or under common control with such manager or managing member or general partner or management company;

(b)       The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

(c)       The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act;

(d)       The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(e)       The term “Major Investor” means any person who holds at least 1,300,000 shares of the Preferred Stock or the Common Stock issued upon conversion thereof (subject to adjustment for stock splits, stock dividends, combinations, reclassifications or the like). A Major Investor includes any general partners, managing members and affiliates of a Major Investor, including Affiliated Funds;

(f)       The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $8.3896 per share (as adjusted for stock splits, stock dividends, reclassification and the like) and which results in aggregate cash proceeds to the Company of not less than $50,000,000 (net of underwriting discounts and commissions);

(g)       The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

(h)       The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, (ii) the Common Stock issuable or issued upon conversion of the Warrant Stock and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned; provided, further, however, that for the purposes of Sections 1.2, 1.13 and 2, the shares of Common Stock issuable or issued upon conversion of the Warrant Stock shall not be deemed Registrable Securities and the holders of such shares shall not be deemed Holders. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 1 in accordance with Section 1.15 below. A Holder of Registrable Securities need not convert such Registrable Securities into Common Stock prior to requesting registration hereunder but may make such request in contemplation of conversion of such Registrable Securities into Common Stock prior to the effectiveness of such registration;

(i)        The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(j)        The term “Restated Certificate” means that Company’s Amended and Restated Certificate of Incorporation, as may be amended or restated from time to time;

(k)       The term “SEC” means the Securities and Exchange Commission; and

(l)        The term “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(m)      The term “Warrant Stock” means (i) the shares of Preferred Stock issuable upon exercise of the warrant(s) issued to Costella Kirsch V, L.P. (“Costella”) pursuant to that certain Master Loan and Security Agreement by and between the Company and Costella dated January 23, 2009, as the same may be amended from time to time, and (ii) the shares of Preferred Stock issuable upon exercise of the warrant(s) issued to Lighthouse Capital Partners VI, L.P. pursuant to that certain Loan and Security Agreement No. 1821 between the Company and Lighthouse Capital Partners VI, L.P., dated August 23, 2010, as the same may be amended from time to time.

1.2       Request for Registration.

(a)       If the Company shall receive at any time after the earlier of (i) one hundred and eighty days after the effective date of the Company’s initial public offering and (ii) three years after the date hereof, a written request from the Holders of a majority of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of (i) Registrable Securities with an anticipated aggregate offering price of at least $5 million or (ii) at least 20% of the then outstanding Registrable Securities, then the Company shall, within 20 days of receiving such request, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use all commercially reasonable efforts to effect a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company.

(b)       If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company, which underwriter shall be reasonably acceptable to a majority in interest of the Holders whose Registrable Securities are to be included in the underwriting. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder. In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded from such offering. Any Registrable Securities excluded from or withdrawn from such underwriting shall be withdrawn from registration.

(c)       Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such 120 day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

(d)       In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i)        After the Company has effected two registrations pursuant

to this Section 1.2 and such registrations have been declared or ordered effective unless such registration is withdrawn prior to the sale of the securities being registered because of material adverse developments at the Company;

(ii)       During the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 1.3 hereof, unless such offering is the initial public offering of the Company’s securities, in which case, ending on a date 180 days after the effective date of such registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iii)      If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

(iv)      In any jurisdiction in which the Company would be required to qualify to do business or execute a general consent to service of process in effecting such registration, unless the Company is already qualified to do business or subject to service of process in such jurisdiction and except as may be required under the Securities Act.

1.3       Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.4, the Company shall, subject to the provisions of Section 1.8, use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expense of such registration shall be borne by the Company, in accordance with Section 1.7 hereof.

1.4       Form S-3 Registration. In case the Company shall receive from any Holder or Holders of not less than 30% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)       promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)       use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such 120 day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4 unless such registrations are withdrawn prior to the sale of the securities being registered because of material adverse developments at the Company; (v) in any jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business or subject to service of process in that jurisdiction and except as may be required under the Securities Act; or (vi) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3.

(c)       Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5       Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)       Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (x) includes any prospectus required by Section 10(a)(3) of the Securities Act or (y) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (x) and (y) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

(b)       Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period described in subsection (a) above.

(c)       Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)       Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in that jurisdiction and except as may be required under the Securities Act.

(e)       In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)       Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for the period described in subsection (a) above. As promptly as practicable thereafter, the Company will prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriter(s), if any, an amendment or supplement to such registration statement or prospectus in order to cause such registration statement or prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and will furnish such copies thereof as the Holders or any underwriters may reasonably request.

(g)       Cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each national securities exchange or trading system on which similar securities issued by the Company are then listed.

(h)       Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)       Use commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

1.6       Information from Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(2), whichever is applicable.

1.7       Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 or 1.4, as the case may be; provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 and 1.4.

1.8       Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only, subject to this Section 1.8, in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded and (ii) the amount of securities of the selling Holders included in the offering be reduced below 25% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a venture capital fund, or a partnership, limited liability company or corporation, the Affiliated Funds, partners, retired partners, members, retired members and stockholders of such holder, or the estates and family members of any such partners and retired partners and members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9       Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10     Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)       To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)       To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that in no event shall any indemnity in the aggregate under this subsection 1.10(b) plus any contribution under Section 1.10(d) in the aggregate exceed the net proceeds from the offering received by such Holder.

(c)       Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.10 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d)       If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) plus any indemnification pursuant to Section 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or the alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)       Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)       The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11     Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)       make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)       take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)       file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d)       furnish to any Holder upon request, so long as the Holder owns any Registrable Securities, (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12     Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) of at least 350,000 shares of such securities (subject to adjustment for stock splits, stock dividends, reclassifications or the like) or if the transferring Holder owns less than 350,000 shares of such securities, then all Registrable Securities held by the transferring Holder, (ii) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, (iii) that is an Affiliated Fund, (iv) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (v) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13     Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.14     Lock-Up Agreement.

(a)       Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or wherever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering; provided however that, if during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this subsection (a) shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement. The foregoing provisions of Section 1.14 shall not apply to any sale of any shares pursuant to an underwriting agreement. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s initial public offering that are consistent with this Section 1.14 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

(b)       Limitations. The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Company and all one-percent security holders enter into similar agreements (provided , however, that such obligations shall continue to apply if any such officers, directors and one percent stockholders have entered into agreements providing for a lock up period of at least 180 days), and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c)       Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(d)       Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

1.15     Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after (i) five years following the consummation of a Qualified IPO (as such period is extended for any period of time that the Holder refrains from selling any securities at the written request of the Company or an underwriter of Common Stock (or other securities) of the Company (including, without limitation, pursuant to Section 1.14 hereof), (ii) as to any Holder, such earlier time at which such Holder (A) can sell all shares held by it in compliance with Rule 144(b)(1) or (B) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 or (iii) upon termination of the Agreement, as provided in Section 3.1.

2.           Covenants of the Company.

2.1       Delivery of Financial Statements. The Company shall deliver to each Major Investor (other than a Major Investor reasonably deemed by the Company to be a competitor of the Company):

(a)       as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows, for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b)       as soon as practicable, but in any event within 30 days after the end of each month, an unaudited profit or loss statement, a statement of cash flows for the end of such month and an unaudited balance sheet as of the end of such month;

(c)       as soon as practicable, but in any event 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(d)       with respect to the financial statements called for in subsection (b) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying on behalf of the Company that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing will not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors or a committee thereof determines that it is in the best interest of the Company to do so; and

(e)       If the Company has any subsidiaries, the obligation of the Company to deliver information as set forth in this Section 2.1 shall be construed to include the equivalent information concerning each of its subsidiaries.

2.2       Inspection. The Company shall permit each Major Investor (except for a Major Investor reasonably deemed by the Company to be a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3       Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (other than a Major Investor reasonably deemed by the Company to be a competitor of the Company) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, a Major Investor includes any general partners, managing members and affiliates of a Major Investor, including Affiliated Funds. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates, including Affiliated Funds, in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a)       The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares. If any prospective purchaser has offered to pay for any Shares with property, services or any other non-cash consideration, then the Major Investors shall nevertheless have the right to pay for such Shares with cash in an amount equal to the fair market value of the non-cash consideration offered by the prospective purchaser, where the fair market value of such non-cash consideration shall be conclusively determined in good faith by the Company’s Board of Directors.

(b)       Within 15 calendar days after delivery of the RFO Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued or issuable upon conversion or exercise of all Registrable Securities then held by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued or issuable upon conversion or exercise of all Registrable Securities then held by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued or issuable upon conversion or exercise of all Registrable Securities then held by all such Fully-Exercising Investors or in such other allocations as the Fully-Exercising Investors may agree.

(c)       The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d)       The right of first offer in this Section 2.3 shall not be applicable to (i) the issuance of securities in connection with stock dividends, stock splits or similar transactions; (ii) the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors of the Company or any subsidiary, directly or pursuant to a stock option plan, restricted stock purchase plans or other stock plan approved by the Board of Directors;

(iii) the issuance of securities to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors of the Company; (iv) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date of this Agreement, including without limitation, warrants, notes or options; (v) the issuance of securities in connection with a bona fide acquisition, merger or similar transaction, the terms of which are approved by the Board of Directors; (vi) the issuance of the Common Stock issuable upon conversion of the Preferred Stock; (vii) the issuance of Common Stock in a Qualified Public Offering; (vii) the issuance of securities to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company’s products or services, or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors; (ix) the issuance of Series E Preferred Stock pursuant to the Purchase Agreement or (x) the issuance of securities with the affirmative vote of (A) a majority of the then outstanding shares of Preferred Stock, voting together as a class and on an as-converted basis, (B) a majority of the then outstanding shares of Series D Preferred Stock and (C) a majority of the then outstanding shares of Series E Preferred Stock. In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.4       Confidential Information and Inventions Agreements The Company shall require all employees and consultants who are natural persons with access to confidential information to execute and deliver a Confidential Information and Inventions Agreement in substantially the form approved by the Company’s Board of Directors, including, without limitation, provisions addressing confidentiality, corporate ownership of inventions and non-solicitation of employees and customers for a period of one year after employment. The Company shall require all consultants who are not natural persons with access to confidential information to execute and deliver an agreement with confidentiality obligations similar to those outlined in the Company’s form of Confidential Information and Inventions Agreement as approved by the Company’s Board of Directors

2.5       Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

2.6       Vesting. With respect to any shares of Common Stock issued or options or rights to purchase Common Stock granted following the date of this Agreement (a “Grant”), the Company shall obtain the consent of the Company’s Board of Directors, including the consent of at least one director elected exclusively by the holders of the Company’s Preferred Stock, to such Grant. Unless otherwise approved by the Board of Directors, including each of the directors elected exclusively by holders of the Company’s Preferred Stock, with respect to any Grant, the Company shall cause the recipient of such Grant to enter into an agreement providing for vesting of such shares or options or rights over forty-eight (48) months at a rate of 25% of the shares subject to the Grant on the 12 month anniversary of the date of Grant, and 1/48 monthly thereafter. Notwithstanding the foregoing, unless otherwise approved by the Board of Directors, including each of the directors elected exclusively by holders of the Company’s Preferred Stock, with respect to any Grant to a recipient who holds Company securities at the time of such Grant (the “Existing Security Holder”), the Company shall cause such Existing Security Holder to enter into an agreement providing for vesting of such shares or options or rights over forty-eight (48) months at a rate of 1/48 of the shares subject to the Grant on the 1 month anniversary of the date of Grant, and 1/48 monthly thereafter With respect to any shares of stock purchased by any recipient of a Grant, the Company’s repurchase option shall provide that upon such recipient’s termination of employment or service with the Company, with or without cause, the Company or its assignee shall have the option to purchase at cost any unvested shares of stock held by such recipient.

2.7       Directors’ and Officers’ Insurance. Unless the Board of Directors determines otherwise, the Company shall maintain directors’ and officers’ liability insurance with coverage provided that such coverage continues to be available at commercially reasonable rates (as determined by the Board of Directors). In the event that the Company consummates a Liquidation Transaction (as defined in the Restated Certificate) in which the consideration to be received by the Holders is cash or publicly-traded securities, the Company shall maintain directors’ and officers’ liability insurance coverage or tail coverage at an appropriate level and for such period as determined by the Board of Directors.

2.8       Board Expenses. The Company shall reimburse each member of the Board of Directors who is a designee of an Investor for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or other meetings or events which such director attends at the specific request of the Company.

2.9       Termination of Covenants.

(a)       The covenants set forth in Sections 2.1 through Section 2.7 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of the Agreement, as provided in Section 3.1.

(b)       The covenants set forth in Section 2.9 shall terminate as to each Holder and be of no further force or effect upon termination of the Agreement, as provided in Section 3.1.

(c)       The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.10(a) above.

3.           Miscellaneous.

3.1       Termination. This Agreement shall terminate, and have no further force and effect, when the Company shall consummate a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Restated Certificate in which the consideration to be received by the Holders is cash or publicly-traded securities. Notwithstanding the foregoing, the rights set forth in Section 1.10 above, as well as Sections 2.8 and 3 shall survive any such termination.

3.2       Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among the parties hereto, including the Prior Agreement, are expressly canceled.

3.3       Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4       Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least fifty-five percent of the Registrable Securities then outstanding, provided, further, that with respect to any amendment or waiver of Section 2.3, no such amendment or waiver shall be effective (i) with respect to the Series D Preferred Stock without the written consent of the holders of a majority of the Series D Preferred Stock then outstanding and (ii) with respect to the Series E Preferred Stock without the written consent of the holders of a majority of the Series E Preferred Stock then outstanding. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional purchasers of Series E Preferred Stock or securities convertible or exercisable for Series E Preferred Stock as “Investors” and “Holders.” Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

3.5       Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or facsimile number as set forth on Exhibit A hereto or as subsequently modified by written notice.

3.6       Amendment of Prior Agreement. The Prior Agreement is hereby amended and superseded in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the parties required for an amendment pursuant to Section 3.4 of the Prior Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety by the provisions hereof and shall have no further force or effect.

3.7       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

3.8       Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

3.9       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.10     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.11     Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.12     Acknowledgement. Orrick, Herrington & Sutcliffe LLP, has represented the Company in connection with the negotiation and execution of this Agreement, and has not undertaken to represent any Investor in connection herewith. To the extent that any such party desires, such party should retain counsel of his, her or its own choosing in order to represent and protect the interests of such party.

3.13     Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.14     Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

ZOOSK, INC.

By:	/s/ Alexander Mehr

Alexander Mehr, President and Co-CEO

Address:	475 Sansome Street, 10th Floor San Francisco, CA 94111

SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INVESTORS:

Canaan VIII L.P.
By:	Canaan Partners VIII LLC

By:	/s/ Deepak Kamra

Deepak Kamra
Member/Manager

Address:	285 Riverside Avenue
Suite 250
Westport, CT 06880

With a copy to:

Canaan Partners
2765 Sand Hill Road
Menlo Park, CA 94025
Attn: Deepak Kamra

SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INVESTORS:

ATA Ventures II, L.P., by its General Partner
ATA Management II, LLC

ATA Affiliates Fund II, L.P., by its General Partner
ATA Management II, LLC

ATA Investment Fund II, L.P., by its General Partner
ATA Management II, LLC

/s/ Hatch Graham

Hatch Graham, Managing Director

/s/ Michael Hodges

Michael Hodges, Venture Partner

Address: 203 Redwood Shores Parkway, Suite 550 Redwood City, CA 94065

SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Investors:

Bessemer Venture Partners VII L.P.
Bessemer Venture Partners VII Institutional L.P.
BVP VII Special Opportunity Fund L.P.

By:	Deer VII & Co. L.P., their General Partner
By:	Deer VII & Co. Ltd., its General Partner

By:	/s/ J. Edmund Colloton

J. Edmund Colloton, Director

Address:
c/o Bessemer Venture Partners
1865 Palmer Avenue
Suite 104
Larchmont, NY 10538
Tel. [Telephone]
Email : [Email]

SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Investors:

Jeffrey E. Epstein

/s/ Jeffrey E. Epstein

(Signature)

Address:	[Address]
Tel: [Number]
Email: [Address]

SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of January 27, 2012.

COMPANY:

ZOOSK, INC.

By:	/s/ Alexander Mehr

Alexander Mehr, President and Co-CEO

Address:	475 Sansome Street, 10th Floor
San Francisco, CA 94111

SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of January 27, 2012.

Investors:

CROSSLINK VENTURES VI, L.P.

By:	Crosslink Ventures VI Holdings, L.L.C., its General Partner

By:	/s/ Mihaly Szigeti

Mihaly Szigeti, Authorized Signatory

CROSSLINK VENTURES VI-B, L.P.

By:	Crosslink Ventures VI Holdings, L.L.C., its General Partner

By:	/s/ Mihaly Szigeti

Mihaly Szigeti, Authorized Signatory

OFFSHORE CROSSLINK VENTURES VI UNIT TRUST

By:	Crosslink Ventures VI Holdings, L.L.C., Investment Manager

By:	/s/ Mihaly Szigeti

Mihaly Szigeti, Authorized Signatory

CROSSLINK BAY VIEW VI, L.L.C.

By:	/s/ Mihaly Szigeti

Mihaly Szigeti, Authorized Signatory

CROSSLINK CROSSOVER FUND VI, L.P.

By:	Crossover Fund VI Management, L.L.C.,
Its General Partner

By:	/s/ Mihaly Szigeti

Mihaly Szigeti, Authorized Signatory

SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of January 27, 2012.

Investors:

Keating Capital, Inc.

By:	/s/ Frederic M. Schweiger

Frederic M. Schweiger, Chief Operating Officer

Address:	5251 DTC Parkway, Suite 1100
Greenwood Village, CO 80111
Attention: Frederic M, Schweiger, Chief Operating Officer
Telephone: [Telephone]
Email: [Email]

SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

INVESTORS

Name and Address

ATA Ventures II, L.P.

203 Redwood Shores Parkway, Suite 550

Redwood City, CA 94065

ATA Affiliates Fund II, L.P.

203 Redwood Shores Parkway, Suite 550

Redwood City, CA 94065

ATA Investment Fund II, L.P.

203 Redwood Shores Parkway, Suite 550

Redwood City, CA 94065

Amidzad Partners, LLC

370 Convention Way

Redwood City, CA 94063

Canaan VIII L.P.

285 Riverside Avenue

Suite 250

Westport, CT 06880

With a copy to:

Canaan Partners

2765 Sand Hill Road

Menlo Park, CA 94025

Attn: Deepak Kamra

and a copy to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attn: Warren T. Lazarow

Bessemer Venture Partners VII L.P.

c/o Bessemer Venture Partners

1865 Palmer Avenue

Suite 104

Larchmont, NY 10538

Tel. [Telephone]

Email: [Email]

Bessemer Venture Partners VII Institutional L.P.

c/o Bessemer Venture Partners

1865 Palmer Avenue

Suite 104

Larchmont, NY 10538

Tel. [Telephone]

Email: [Email]

Name and Address

BVP VII Special Opportunity Fund L.P.

c/o Bessemer Venture Partners

1865 Palmer Avenue

Suite 104

Larchmont, NY 10538

Tel. [Telephone]

Email : [Email]

Lighthouse Capital Partners VI, L.P.

Jeffrey E. Epstein

[Address]

Keating Capital, Inc.

5251 DTC Parkway, Suite 1100

Greenwood Village, CO 80111

Attn: Frederic M. Schweiger, Chief Operating Officer

Tel. [Telephone]

Email: [Email]

Crosslink Ventures VI, L.P.

Two Embarcadero Center, Suite 2200

San Francisco, CA 94111

Tel. [Telephone]

Fax. [Email]

Crosslink Ventures VI-B, L.P.

Two Embarcadero Center, Suite 2200

San Francisco, CA 94111

Tel. [Telephone]

Fax. [Email]

Offshore Crosslink Ventures VI Unit Trust

Two Embarcadero Center, Suite 2200

San Francisco, CA 94111

Tel. [Telephone]

Fax. [Email]

Crosslink Bayview VI, L.L.C.

Two Embarcadero Center, Suite 2200

San Francisco, CA 94111

Tel. [Telephone]

Fax. [Email]